Exhibit 99.1
NEWS RELEASE

Contact:	Mike Geller	Trevor Gibbons	Stacy Feit
	Edelman	Edelman	Financial Relations Board
	(212) 729-2163	(212) 704-8166	(213) 486-6549

ASHFORD PRIME ANNOUNCES CONCLUSION TO STRATEGIC
REVIEW PROCESS AND OTHER INITIATIVES TO ENHANCE
STOCKHOLDER VALUE

DALLAS, April 8, 2016 -- Ashford Hospitality Prime, Inc., (NYSE: AHP) (“Ashford Prime” or the “Company”) today announced that its independent directors have concluded the previously announced review of strategic alternatives for the Company.  This review, conducted with the support of independent financial and legal advisors, was deliberate and comprehensive in its evaluation of all potential alternatives including a sale of the Company, sales of individual assets, joint ventures, mergers, various recombination opportunities with other Ashford entities, share repurchases, and capital raising across various structures.  The Company received indications of interest from a number of financial and strategic buyers to acquire the Company; however, none of the indications were at levels that the independent directors, following consultation with their independent advisor, believed would provide adequate value to stockholders.

The Ashford Prime Board is committed to maximizing long-term value for shareholders.  Throughout this strategic review process the Company has continued to openly and constructively engage with its stockholders.  Taking into account feedback from the investor community and the analysis completed through the strategic review process, the Company is pleased to announce a number of immediate structural changes and longer-term initiatives designed to enhance value for its stockholders, which include:

•	Utilizing up to $50 million to initiate a stock repurchase program;

•	Amending the Company’s 2016 dividend policy commencing with the second quarter by increasing the expected quarterly cash dividend for the Company’s common stock by

20%, from $0.10 per diluted share to $0.12 per diluted share.  This equates to an annual rate of $0.48 per diluted share, representing a 4.4% yield based on the Company’s closing stock price on April 7, 2016;

•	Liquidating its investment in the AIM Real Estate Hedged Equity investment fund and utilizing the cash to fund the share repurchase plan;

•	Immediately unwinding the OP Unit enfranchisement preferred equity transaction for the Company’s OP unit holders, previously announced on February 2, 2016; and

•
Commencing the sale process for up to four of the Company’s assets that do not have the RevPAR level and product quality consistent with the long-term vision of Ashford Prime.  The assets include the Courtyard Philadelphia Downtown Hotel, Courtyard Seattle Downtown Hotel, Renaissance Tampa Hotel and Marriott Legacy Center Hotel in Plano, Texas.

Additionally, the Company reaffirms its focused strategy of investing in luxury hotels in resort and gateway markets while targeting a conservative leverage level of Net Debt/EBITDA of 5.0x or less.

“After a thorough review of all strategic alternatives available to the Company, we believe executing on these value-enhancing initiatives is the best path forward to maximize value for all stockholders of Ashford Prime,” said Curtis B. McWilliams, Ashford Prime’s Lead Independent Director. “The Board is confident in Ashford Prime’s long-term strategic plan and will continue to focus on pursuing opportunities that will drive long-term value of the platform.”

The Company currently has an outstanding share repurchase authorization of approximately $75 million which will cover the initiation of the $50 million share repurchase plan announced today.  Based on Ashford Prime’s current trading volume, the Company anticipates that it will take several months to fully deploy this capital.  The Company will continue to evaluate future share repurchases in its ongoing effort to deliver value to its stockholders.

Furthermore, the Company will immediately commence the marketing process for the four aforementioned assets and will move forward with sales for those assets that are able to achieve attractive pricing and deal terms.  The Company will be evaluating a variety of transaction structures, including individual and group asset sales, joint ventures or other opportunistic strategies.  Net proceeds from the planned asset sales are expected to be used for repayment of debt, share repurchases, or special distributions to stockholders.

“With the planned sale of these non-strategic assets, Ashford Prime will enhance its remaining portfolio quality, increase its RevPAR, and reduce leverage,” stated Monty J. Bennett, Ashford Prime’s Chairman and Chief Executive Officer. “We believe this asset sale strategy, combined with the other return of capital strategies announced today, is the best way for us to create near-term value for our stockholders while we continue to execute on our long-term strategy.”

The Ashford Prime Board of Directors is conscious of the termination fee potentially payable under its advisory agreement with Ashford Inc. as it relates to selling these assets over time and as such has initiated discussions with the Ashford Inc. Board of Directors to seek the necessary waiver(s).  The Ashford Prime Board believes that those discussions will result in a favorable outcome, but the discussions are ongoing and no agreement has been reached.  The Company will not undertake the asset sales unless there is a prior agreement that the termination fee will not be triggered.

The Board will continue to review the Company’s dividend policy on a quarterly basis.  The adoption of a dividend policy does not commit the Board of Directors to declare future dividends or the amount thereof.

Ashford Prime retained Cadwalader Wickersham & Taft LLP as legal counsel.  Moelis &
Company LLC is acting as financial advisor to Ashford Prime in connection with Sessa’s proxy contest and Deutsche Bank Securities Inc. acted as independent financial advisor in connection with the Company’s strategic review process.

Ashford Prime is a real estate investment trust (REIT) focused on investing in luxury hotels located in resort and gateway markets.

Forward-Looking Statements
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties.  When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements.  Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime's control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition.  These and other risk factors are more fully discussed in Ashford Prime's filings with the Securities and Exchange Commission (the “SEC”).
The forward-looking statements included in this press release are only made as of the date of this press release.  Investors should not place undue reliance on these forward-looking statements.  We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
Important Information
Ashford Hospitality Prime, Inc. (“Ashford Prime”) plans to file with the SEC and furnish to its stockholders a Proxy Statement in connection with its 2016 Annual Meeting, and advises its stockholders to read the Proxy Statement relating to the 2016 Annual Meeting when it becomes available, because it will contain important information. Stockholders may obtain a free copy of the Proxy Statement and other documents (when available) that Ashford Prime files with the SEC at the SEC’s website at www.sec.gov. The Proxy Statement and these other documents may also be obtained for free from Ashford Prime by directing a request to Ashford Hospitality Prime, Inc., Attn: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 or by calling (972) 490-9600.

Certain Information Concerning Participants
Ashford Prime, its directors and named executive officers may be deemed to be participants in the solicitation of Ashford Prime’s stockholders in connection with its 2016 Annual Meeting. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in Ashford Prime’s proxy statement dated April 17, 2015, which is filed with the SEC. To the extent holdings of Ashford Prime’s securities have changed since the amounts printed in the proxy statement, dated April 17, 2015, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

-END-